EXHIBIT 99.2

AEP                                          CSW
   AMERICAN                   ==================================
   ELECTRIC                   CENTRAL AND SOUTH WEST CORPORATION
   POWER                      ==================================


Contact for American Electric Power:
Pam Hemlepp     614/223-1620

Contact for Central and South West:
Larry Jones     214/777-1276



               ARKANSAS PUBLIC SERVICE COMMISSION APPROVES MERGER
           BETWEEN AMERICAN ELECTRIC POWER AND CENTRAL AND SOUTH WEST


Columbus, Ohio, and Dallas, Texas (August 17, 1998) -- The Arkansas Public Service Commission (APSC) on Thursday issued an order approving the proposed merger between American Electric Power Company, Inc. (NYSE: AEP) and Central and South West Corporation (NYSE: CSR).

CSW is the parent company of Southwestern Electric Power Company (SWEPCO). SWEPCO serves portions of East Texas, Northwest Louisiana and West Arkansas, including Fayetteville, Booneville, Rogers and Eureka Springs.

The commission's approval is subject to the findings issued when the commission reviews the proposed regulatory plan associated with the merger. Hearings on the regulatory proposals are scheduled to begin Nov. 10.

Approval also is subject to acceptance by AEP and CSW of certain conditions including:

    - Commitment to comply with prior agreements between CSW/SWEPCO and the APSC;
    - Agreement that the combined company would not withdraw from the Southwest Power Pool (SPP) without prior approval from the commission;
    - Clarification of federal and state jurisdictional issues; and
    - Agreement to notify the commission of filings in other jurisdictions relative to the merger.

The ASPC order marks the first approval of the merger by a state utility commission. AEP and CSW jointly filed the request for approval June 12.

Testimony submitted in that filing outlines the expected combined company benefits of the merger to AEP and CSW customers and shareholders, which include:

          - $2 billion in net non-fuel cost savings over 10 years;
          - $98 million in net fuel savings over 10 years;
          - Improved capital structure and increased financial strength;
          - Increased diversity in customer base, generating resources and service territory;
          - Optimization of business practices and continued high-quality service;
          - Support for restructuring of retail electric markets; and
          - Support for an independent system operator.

AEP and CSW have proposed a regulatory plan in Arkansas that provides for:

          - Approximately $1.8 million in fuel cost savings to Arkansas customers of CSW's Southwestern Electric Power Company (SWEPCO) subsidiary during the 10 years following completion of the merger;
          - A commitment not to raise base rates above current levels prior to Jan. 1, 2002, for SWEPCO customers in Arkansas and to share approximately one-half of the savings from synergies created by the merger during the first 10 years following the merger. Under this plan, approximately $16.9 million of these non-fuel merger-related savings will be used to reduce future costs to SWEPCO's Arkansas retail customers; and
          - A commitment to continue the current high level of customer service and to identify opportunities and implement measures to further improve service quality.

The Arkansas filing provides that there will be minimal job reductions among employees having direct contact with customers. CSW's work force currently totals about 7,000 employees, and AEP's work force totals about 18,000 employees. AEP and CSW intend to use a combination of reduced hiring and attrition to the maximum extent possible to minimize the need for employee separations.

As previously reported, on April 30, CSW and AEP submitted filings to the Public Utility Commission of Texas and the Federal Energy Regulatory Commission seeking favorable rulings relating to the proposed merger. On May 15, the companies submitted an application for approval of the proposed merger to the Louisiana Public Service Commission. CSW and AEP on August 14 filed an application for approval with the Oklahoma Corporation Commission.

In addition CSW subsidiary Central Power and Light Company (CPL) on June 19 filed a license transfer application with the Nuclear Regulatory Commission
(NRC) in connection with the proposed merger. The application requests the NRC's consent to the indirect transfer of control of CPL's interests in the NRC licenses issued with respect to the South Texas Project (STP) nuclear power plant to AEP. The parties plan to make other required federal filings with the Securities and Exchange Commission, the Federal Communications Commission, the

Department of Justice and the Federal Trade Commission later this year. However, there can be no assurance that AEP and CSW will obtain all necessary regulatory approvals, or when such approvals will be obtained. Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the United Kingdom, and nonutility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions. On December 22, 1997, CSW announced a definitive merger agreement for a tax-free, stock-for-stock transaction with AEP.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.


This news release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: whether or not the proposed merger of AEP and CSW ultimately is consummated, the timing of consummation and the effects of any conditions imposed by regulators on the merged companies; electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal legislative and regulatory initiatives that, among other things, increase competition, threaten cost and investment recovery and affect rate structures; the ability of the combined company to successfully reduce its cost structure; the degree to which the combined company develops nonregulated business ventures; the economic climate and growth in the service territories of the two companies; the amount of savings generated by the merger; the inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.


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